Exhibit 99

Dollar General Corporation Reports Third Quarter 2014 Financial Results

  Net Sales Increased 7.8%; Same-Store Sales Increased 2.8%
  Diluted EPS Increased 5% to $0.78; Adjusted Diluted EPS Increased 10% to $0.79
  Company Updates Sales and Adjusted EPS Guidance

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 4, 2014--Dollar General Corporation (NYSE:DG) today reported financial results for its fiscal 2014 third quarter (13 weeks) ended October 31, 2014.

“Our affordability-focused initiatives continued to gain traction with our customers in the third quarter, and our same-store sales growth of 2.8 percent reflected increases in both customer traffic and average ticket for the 27th consecutive quarter,” said Rick Dreiling, Dollar General’s Chairman and Chief Executive Officer. “We continued to grow our market share in consumables, and we are very pleased with the performance of our home and apparel categories. Importantly, we are seeing a significant step up as we start the holiday season, and we expect to achieve same-store sales growth of approximately 5 percent for the fourth quarter.

“Looking forward, we remain focused on driving our sales and profitability. We now expect fiscal 2014 adjusted diluted EPS in the middle of our previous full year range of $3.45 to $3.55. For 2015, we have plans to open 730 new stores and will have a presence in 43 states by the end of the year as we expand our store footprint into Maine, Oregon and Rhode Island. In addition, we will look to relocate or remodel an additional 875 stores, with a focus on our highly productive, low cost, “life cycle” remodels. We have continued confidence that we are well-positioned for sustainable growth and creation of shareholder value.

“Finally, we remain committed to acquiring Family Dollar. We expect to provide an update on our offer in time for Family Dollar shareholders to review such information prior to the Family Dollar shareholders’ meeting scheduled for December 23, 2014.”

Third Quarter Highlights

The Company reported net income of $236 million, or $0.78 per diluted share in the 2014 third quarter compared to net income of $237 million, or $0.74 per diluted share in the 2013 third quarter. Adjusted net income, as defined under “Non-GAAP Disclosure” below, increased approximately 3 percent to $239 million in the 2014 third quarter compared to $231 million in the 2013 third quarter, and adjusted earnings per diluted share (“EPS”) increased approximately 10 percent to $0.79 in the 2014 third quarter compared to $0.72 in the 2013 third quarter.

Net sales increased 7.8 percent to $4.72 billion in the 2014 third quarter compared to $4.38 billion in the 2013 third quarter. Same-store sales increased 2.8 percent compared to the 2013 third quarter, representing Dollar General’s 27th consecutive quarter of year over year increases in both customer traffic and average transaction amount in its same-stores. Consumables sales continued to increase at a higher rate than non-consumables overall, with the most significant growth related to tobacco products, perishables and candy and snacks. The Company is pleased with the continued solid same-store sales growth in home products and apparel in the third quarter, with strong year over year sales growth percentages in ladies’ and men’s and boys’ apparel, apparel accessories and home décor.

Gross profit, as a percentage of net sales, was 30.1 percent in the 2014 third quarter, a decrease of 18 basis points from the 2013 third quarter. The Company’s merchandise category with the lowest gross profit rate is consumables, and this category continues to comprise a greater percentage of net sales, primarily as a result of increased sales of lower margin tobacco and perishables products. In addition, markdowns were higher in the 2014 period due to increased promotional activities and inventory clearance. These factors were partially offset by higher initial inventory markups and an improved rate of inventory shrinkage. The Company recorded a LIFO provision of $2.2 million in the 2014 period compared to a LIFO benefit of $3.7 million in the 2013 period.

Selling, general and administrative expense (“SG&A”), as a percentage of net sales, was 21.8 percent in the 2014 third quarter compared to 21.4 percent in the 2013 third quarter, an increase of 38 basis points. The 2014 period included expenses of $8.2 million (17 basis points) relating to the Company’s proposal to acquire Family Dollar Stores, Inc. (“Family Dollar”). In addition, SG&A, as percentage of sales, in the 2014 period reflects the impact of increased rent, utilities and incentive compensation expenses. These items were partially offset by convenience fees charged to customers for cash back on debit card transactions and favorable retail labor expense, which increased at a rate lower than the increase in sales.

The effective income tax rate was 36.5 percent for the 2014 third quarter compared to a rate of 35.6 percent for the 2013 third quarter. The effective tax rate increase was due to the expiration of various federal jobs credit programs (primarily the Work Opportunity Tax Credit) for eligible employees hired after December 31, 2013. In addition, certain expenses relating to the proposed acquisition of Family Dollar are not deductible for income tax purposes. Income taxes were reduced by $4.7 million in the 2014 third quarter and $6.0 million in the 2013 third quarter due to the recording of tax benefits in each period resulting from the reversal of income tax reserves that were established in 2009. These benefits have been excluded in the Company’s calculation of adjusted EPS.

39-Week Period Results

For the 39-week period ended October 31, 2014, net sales increased 7.4 percent over the comparable 2013 period, to $13.97 billion. Same-store sales increased 2.1 percent compared to the corresponding 2013 period. Increases in customer traffic and average transaction amount contributed to the increase in same-store sales. The remainder of the sales increase was attributable to new stores, partially offset by sales from closed stores.

Gross profit increased by 5.9 percent and, as a percentage of net sales, decreased by 42 basis points to 30.3 percent in the 2014 39-week period compared to the comparable 2013 period. The majority of the gross profit rate decrease in the 2014 period as compared to the 2013 period was due to an increase in markdowns primarily due to increased promotional activities and inventory clearance. In addition, consumables comprised a larger portion of net sales, primarily as a result of increased sales of lower margin consumables such as tobacco and perishable products. These factors were partially offset by higher initial markups on inventory purchases. The Company recorded a LIFO provision of $3.1 million in the 2014 period compared to a LIFO benefit of $6.6 million in the 2013 period.

SG&A was 21.7 percent of net sales in the 2014 period compared to 21.5 percent in the 2013 period, an increase of 18 basis points. The 2014 period included expenses of $8.2 million (6 basis points as a percentage of net sales) relating to the Company’s proposal to acquire Family Dollar. The 2013 period included expenses of $8.5 million for a legal settlement of a previously decertified collective action and expenses of $1.0 million relating to secondary offerings of the Company’s common stock (a total of 7 basis points as a percentage of net sales). The change in SG&A also reflects the impact of increased rent, utilities and incentive compensation expenses, partially offset by favorable retail labor expense, which increased at a rate lower than the increase in sales, and decreased workers’ compensation and general liability expenses in the 2014 period.

Other (income) expenses in the 2013 39-week period included pretax losses of $18.9 million resulting from a refinancing and the related termination of senior secured credit facilities in the 2013 first quarter.

The effective income tax rate for the 2014 period was 37.5 percent compared to a rate of 36.8 percent for the 2013 period. The effective tax rate increase was due to the expiration of various federal jobs credit programs (primarily the Work Opportunity Tax Credit) for eligible employees hired after December 31, 2013. In addition, certain expenses relating to the proposed acquisition of Family Dollar are not deductible for income tax purposes. As discussed above, income tax expenses were reduced by $4.7 million in the 2014 period and $6.0 million in the 2013 period due to the recording of benefits in each period resulting from the reversal of income tax reserves that were established in 2009. These benefits have been excluded in the Company’s calculation of adjusted EPS.

For the 39-week 2014 period, the Company reported net income of $710 million, or $2.32 per diluted share, compared to net income of $703 million, or $2.16 per diluted share, for the 2013 39-week period. Excluding the impact of certain items as described in the accompanying reconciliation, adjusted net income for the 2014 39-week period was $713 million, or $2.33 per diluted share, and adjusted net income for the 2013 39-week period was $714 million, or $2.20 per diluted share.

Merchandise Inventories

As of October 31, 2014, total merchandise inventories, at cost, were $2.79 billion compared to $2.59 billion as of November 1, 2013, an increase of two percent on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 39-week period ended October 31, 2014 were $289 million, including: $104 million for improvements, upgrades, remodels and relocations of existing stores; $86 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $36 million for distribution and transportation-related capital expenditures; $29 million for stores built by the Company and $28 million for information systems upgrades and technology-related projects. During the 2014 39-week period, the Company opened 617 new stores and remodeled or relocated 874 stores, including approximately 380 limited scope (“life cycle”) remodels.

Share Repurchases

The Company has a share repurchase program with a total remaining authorization of approximately $223.4 million at October 31, 2014. No shares were repurchased in the 2014 third quarter. For the 2014 39-week period the Company repurchased 14.1 million shares of its common stock under the share repurchase program at a total cost of $800 million. Since December 2011, the Company has repurchased 44.5 million shares totaling $2.3 billion. The Company has currently suspended its share repurchases pending the outcome of its proposed acquisition of Family Dollar.

Fiscal 2014 Financial Outlook

For the 2014 fiscal year, the Company expects total sales to increase by approximately 8.0 percent over the 2013 fiscal year, which is at the low end of the Company’s previous guidance range of 8.0 to 9.0 percent. Same-store sales are now expected to increase at or slightly below the previous guidance range of 3.0 percent to 3.5 percent, with expected same-store sales growth of approximately 5.0 percent in the 2014 fourth quarter as compared to the 2013 fourth quarter. Adjusted diluted EPS for the fiscal year is expected to be in the middle of the Company’s previous full year guidance range of $3.45 to $3.55. The Company's guidance assumes no additional share repurchases and anticipates an income tax benefit of approximately $0.04 per share in the fourth quarter from the reinstatement of various federal job credit programs (primarily the Work Opportunity Tax Credit) for eligible employees hired after December 31, 2013, which have currently expired. When these credit programs have expired in the past, most recently impacting the Company’s 2012 fiscal year, Congress has reinstated them on a retroactive basis. It is uncertain as to whether or when this will occur on this occasion. Guidance for adjusted diluted EPS does not include any expenses which may be incurred in connection with the Company’s proposal to acquire Family Dollar. See “Non-GAAP Disclosure” below regarding guidance.

Capital expenditures are now expected to be approximately $400 million in 2014, a decrease from the Company’s previous expectation of $450 to $500 million, due, in part, to the timing of the construction of a new San Antonio, Texas distribution center and lower capital expenditures for new stores. The Company plans to open approximately 700 new stores in 2014 and to relocate or remodel, using the Company’s traditional remodel criteria, approximately 500 stores. In addition, the Company plans to complete approximately 400 life cycle remodels.

Fiscal 2015 Outlook

In fiscal 2015, the Company plans to open approximately 730 new stores, including the Company’s first stores in Maine, Rhode Island and Oregon. In addition, the Company plans to relocate or remodel approximately 875 stores with a priority on life cycle remodels. In total, square footage growth is expected to be approximately 6 percent. Site work has begun on a new distribution center in San Antonio, Texas, with shipping expected to commence in late fiscal 2015.

Conference Call Information

The Company will hold a conference call on Thursday, December 4, 2014, at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference passcode is 38432761. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, December 18, 2014, and will be accessible online or by calling (855) 859-2056. The passcode for the replay is 38432761.

Non-GAAP Disclosure

Certain financial information relating to the fiscal 2014 and 2013 periods provided in this press release and the accompanying tables has not been derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted diluted earnings per share (“EPS”). Adjusted net income is defined as net income excluding specifically identified expenses and related tax effects, and adjusted EPS reflects adjusted net income divided by the weighted average number of diluted shares outstanding. In addition to historical results, guidance for fiscal 2014 adjusted diluted EPS is based on comparable adjustments and does not include any expenses which may be incurred in connection with the Company’s proposal to acquire Family Dollar. At this time, the Company is not able to estimate the aggregate impact of these items on earnings in future periods. Accordingly, the Company is unable to provide a GAAP equivalent or reconciliation for its EPS guidance.

The Company believes that providing comparisons to net income and EPS, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance as these measures are more indicative of the Company’s operations and provide an additional relevant comparison of the Company’s performance across periods. Adjustments to net income and EPS in the 2014 third quarter and 39-week period include expenses of $8.2 million incurred in connection with the Company’s proposed acquisition of Family Dollar and the related income tax effect of $0.8 million. Adjustments to net income and EPS in the 2013 39-week period include expenses of $8.5 million resulting from a legal settlement, $1.0 million relating to secondary offerings of the Company’s common stock and $18.9 million of debt refinancing costs, with each of these items adjusted for the impact of income taxes. In addition, income tax benefits of $4.7 million in the 2014 13-week and 39-week periods and $6.0 million in the 2013 13-week and 39-week periods have been excluded from adjusted net income.

Reconciliations of these historical non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Dreiling and statements set forth under the sections entitled “Fiscal 2014 Financial Outlook” and “Fiscal 2015 Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. Forward-looking statements are subject to risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable, or are based on various assumptions about certain plans, activities or events which the Company expects will or may occur in the future. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, shrink, private brand, distribution and transportation, store operations, expense reduction and real estate;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;

  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs, work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, as well as trade restrictions;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of legal proceedings, investigations or audits;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems;
  ability to attract and retain qualified employees, while controlling labor costs (including healthcare costs) and other labor issues;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  a data security breach;
  deterioration in market conditions, including interest rate fluctuations, or a lowering of the Company’s credit ratings;

  the Company’s debt levels and restrictions in its debt agreements;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Important Additional Information

Dollar General has filed a definitive proxy statement and relevant documents in connection with the special meeting of the shareholders of Family Dollar at which the Family Dollar shareholders will consider certain proposals regarding the potential acquisition of Family Dollar by Dollar Tree, Inc. (the “Special Meeting Proposals”). Dollar General and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Family Dollar’s shareholders in connection with the Special Meeting Proposals. SHAREHOLDERS OF FAMILY DOLLAR ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Dollar General at the SEC’s web site at http://www.sec.gov or by contacting the information agent for the proxy solicitation, Innisfree M&A Incorporated, at (877) 750-5837 (toll free for shareholders) or (212) 750-5833 (collect for banks and brokers).

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 11,715 stores in 40 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg’s, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	October 31,	November 1,	January 31,
	2014	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$216,155	$165,717	$505,566
Merchandise inventories	2,788,996	2,591,552	2,552,993
Income taxes receivable	-	9,786	-
Prepaid expenses and other current assets	173,981	137,247	147,048
Total current assets	3,179,132	2,904,302	3,205,607
Net property and equipment	2,120,572	2,287,410	2,080,305
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,202,651	1,210,077	1,207,645
Other assets, net	36,428	35,596	35,378
Total assets	$10,877,372	$10,775,974	$10,867,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$101,041	$50,945	$75,966
Accounts payable	1,394,873	1,251,394	1,286,484
Accrued expenses and other	442,859	414,881	368,578
Income taxes payable	33,215	639	59,148
Deferred income taxes	38,858	35,190	21,795
Total current liabilities	2,010,846	1,753,049	1,811,971
Long-term obligations	2,666,022	2,873,967	2,742,788
Deferred income taxes	569,055	643,206	614,026
Other liabilities	287,812	230,798	296,546
Total liabilities	5,533,735	5,501,020	5,465,331

Commitments and contingencies

Shareholders’ equity:
Preferred stock	-	-	-
Common stock	265,495	280,215	277,424
Additional paid-in capital	3,038,621	3,004,582	3,009,226
Retained earnings	2,047,674	2,000,488	2,125,453
Accumulated other comprehensive loss	(8,153)	(10,331)	(9,910)
Total shareholders’ equity	5,343,637	5,274,954	5,402,193
Total liabilities and shareholders’ equity	$10,877,372	$10,775,974	$10,867,524

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	October 31,	% of Net	November 1,	% of Net
	2014	Sales	2013	Sales
Net sales	$4,724,409	100.00%	$4,381,838	100.00%
Cost of goods sold	3,300,661	69.86	3,053,345	69.68
Gross profit	1,423,748	30.14	1,328,493	30.32
Selling, general and administrative expenses	1,029,605	21.79	938,252	21.41
Operating profit	394,143	8.34	390,241	8.91
Interest expense	21,835	0.46	21,524	0.49
Income before income taxes	372,308	7.88	368,717	8.41
Income tax expense	135,992	2.88	131,332	3.00
Net income	$236,316	5.00%	$237,385	5.42%

Earnings per share:
Basic	$0.78		$0.74
Diluted	$0.78		$0.74
Weighted average shares outstanding:
Basic	303,080		321,711
Diluted	304,108		322,543

	For the 39 Weeks Ended
	October 31,	% of Net	November 1,	% of Net
	2014	Sales	2013	Sales
Net sales	$13,970,529	100.00%	$13,010,222	100.00%
Cost of goods sold	9,733,461	69.67	9,009,291	69.25
Gross profit	4,237,068	30.33	4,000,931	30.75
Selling, general and administrative expenses	3,034,691	21.72	2,802,868	21.54
Operating profit	1,202,377	8.61	1,198,063	9.21
Interest expense	66,700	0.48	66,671	0.51
Other (income) expense	-	-	18,871	0.15
Income before income taxes	1,135,677	8.13	1,112,521	8.55
Income tax expense	425,703	3.05	409,578	3.15
Net income	$709,974	5.08%	$702,943	5.40%

Earnings per share:
Basic	$2.33		$2.17
Diluted	$2.32		$2.16
Weighted average shares outstanding:
Basic	305,142		324,485
Diluted	306,097		325,438

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 39 Weeks Ended
	October 31,	November 1,
	2014	2013
Cash flows from operating activities:
Net income	$709,974	$702,943
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	255,759	247,672
Deferred income taxes	(35,944)	6,483
Tax benefit of share-based awards	(11,659)	(28,163)
Loss on debt retirement, net	-	18,871
Non-cash share-based compensation	27,698	16,372
Other non-cash gains and losses	7,574	(3,552)
Change in operating assets and liabilities:
Merchandise inventories	(239,302)	(187,490)
Prepaid expenses and other current assets	(29,479)	5,269
Accounts payable	100,510	(3,106)
Accrued expenses and other liabilities	71,035	63,547
Income taxes	(14,274)	(76,371)
Other	(1,345)	(1,900)
Net cash provided by (used in) operating activities	840,547	760,575

Cash flows from investing activities:
Purchases of property and equipment	(288,537)	(443,978)
Proceeds from sales of property and equipment	1,588	950
Net cash provided by (used in) investing activities	(286,949)	(443,028)

Cash flows from financing activities:
Issuance of long-term obligations	-	2,297,177
Repayments of long-term obligations	(51,914)	(2,119,760)
Borrowings under revolving credit facilities	1,023,000	1,170,900
Repayments of borrowings under revolving credit facilities	(1,023,000)	(1,195,800)
Debt issuance costs	-	(15,996)
Payments for cash flow hedge related to debt issuance	-	(13,217)
Repurchases of common stock	(800,095)	(419,974)
Other equity transactions, net of employee taxes paid	(2,659)	(24,132)
Tax benefit of share-based awards	11,659	28,163
Net cash provided by (used in) financing activities	(843,009)	(292,639)

Net increase (decrease) in cash and cash equivalents	(289,411)	24,908
Cash and cash equivalents, beginning of period	505,566	140,809
Cash and cash equivalents, end of period	$216,155	$165,717

Supplemental cash flow information:
Cash paid for:
Interest	$66,250	$55,668
Income taxes	$486,961	$480,353
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$34,961	$32,040

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	October 31, 2014	November 1, 2013	% Change
Consumables	$3,645,021	$3,362,796	8.4%
Seasonal	524,623	505,793	3.7%
Home products	298,878	276,770	8.0%
Apparel	255,887	236,479	8.2%
Net sales	$4,724,409	$4,381,838	7.8%

	For the 39 Weeks Ended
	October 31, 2014	November 1, 2013	% Change
Consumables	$10,666,675	$9,859,528	8.2%
Seasonal	1,659,651	1,610,965	3.0%
Home products	867,903	807,986	7.4%
Apparel	776,300	731,743	6.1%
Net sales	$13,970,529	$13,010,222	7.4%

Store Activity

		For the 39 Weeks Ended
		October 31, 2014	November 1, 2013

Beginning store count		11,132	10,506
New store openings		617	577
Store closings		(34)	(22)
Net new stores		583	555
Ending store count		11,715	11,061
Total selling square footage (000’s)		86,608	81,368
Growth rate (square footage)		6.4%	7.5%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
(in millions, except per share amounts)

	For the Quarter (13 Weeks)		For the 39 Weeks
	Ended		Ended
	October 31,	November 1,	October 31,	November 1,
	2014	2013	2014	2013

Net income	$236.3	$237.4	$710.0	$702.9
Proposed acquisition-related expenses	8.2	-	8.2	-
Litigation settlement	-	-	-	8.5
Secondary offering expenses	-	-	-	0.5
Acceleration of equity-based compensation	-	-	-	0.5
Debt refinancing costs	-	-	-	18.9
Income tax effect of adjustments (1)	(0.8)	-	(0.8)	(10.9)
Reversal of tax reserves created in 2009	(4.7)	(6.0)	(4.7)	(6.0)
Net adjustments	2.7	(6.0)	2.7	11.5
Adjusted net income	$239.0	$231.4	$712.7	$714.4

Diluted earnings per share:
As reported	$0.78	$0.74	$2.32	$2.16
Adjusted	$0.79	$0.72	$2.33	$2.20

Weighted average diluted shares	304.1	322.5	306.1	325.4

(1)	The 2014 periods include $0.8 million relating to deductible expenses in connection with the Company’s proposed acquisition of Family Dollar. The 2013 periods includes $3.3 million relating to the litigation settlement, $0.2 million relating to secondary offering expenses and $7.4 million relating to debt refinancing costs.

CONTACTS:
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contacts:
Dan MacDonald, 877-944-3477
or
Crystal Ghassemi, 877-944-3477
pr@dg.com